EXHIBIT 10.5(iii)

Execution Copy

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into as of this 14th day of February, 2007, among HomeBanc Corp., a Georgia corporation (the “Company”), and Dr. Paul Lopez (“Executive”).

Executive and the Company agree as follows:

1. Executive’s position as Executive Vice President of the Company was terminated on January 29, 2007. The employment relationship between Executive and the Company will terminate on February 15, 2007 (the “Termination Date”). Executive’s termination is a termination by the Company “without Cause” for purposes of Executive’s Employment Agreement with the Company, dated as of May 6, 2004 and amended by way of an Amendment to Employment Agreement dated September 27, 2005 (collectively, the “Employment Agreement”).

2. Except to the extent specifically provided below in Section 5 of this Agreement, this Agreement is not intended to and does not modify the terms of the Employment Agreement, which shall continue to govern the rights and obligations of Executive and the Company from and after the Termination Date, to the extent applicable, including without limitation the post-termination restrictive covenants of Executive as provided in Section 14 of the Employment Agreement, the provisions pertaining to a Change in Control of the Company in Sections 8(a) and 11 of the Employment Agreement, and the Cost of Enforcement provision in Section 12 of the Employment Agreement.

3. In accordance with the Employment Agreement, the Company has agreed to pay Executive certain payments and to make certain benefits available to Executive after the Termination Date. Such amounts and benefits are summarized on Exhibit A hereto and are qualified by the terms of the Employment Agreement, except as specifically modified by this Agreement.

4. No payments shall be made to Executive under this Agreement or the Employment Agreement until the later of (i) the Termination Date, or (ii) the date that the Release attached here to as Exhibit B (the “Release”) shall have been executed and become irrevocable.

5. Section 8(a)(iv) of the Employment Agreement requires the Company to provide Executive with reasonable outplacement services for a period of one year after the Termination Date, subject to a cap of $68,750. Executive hereby waives his rights to receive outplacement services provided by the Company, in exchange for a lump sum payment of $6,875, which Executive may, but need not, apply to seeking outplacement services on his own behalf.

6. Executive shall return to the Company promptly after the Termination Date all the Company property in Executive’s possession, including, but not limited to, the Company keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company’s business.

7. The Company shall continue to satisfy in full any currently existing or hereafter arising indemnification obligations to Executive (whether arising by law, the Company’s bylaws or pursuant to separate indemnification agreements with the Company). The Company hereby acknowledges that Executive’s service as an officer or other fiduciary of the Company, any and all current or past subsidiaries and affiliates of the Company, were made at the request of the Company and are covered by all the Company’s indemnification obligations. Executive is deemed to be an “insured person” under the Company’s existing Directors and Officers liability insurance for his period of service to the Company prior to the Termination Date. The Company agrees to maintain D&O insurance coverage in the future that provides former officers substantially similar coverage as then current officers until all applicable statutes of limitations expire and to afford Executive substantially similar coverage under any D&O insurance arrangement that may be provided to then current officers of the Company as part of a Change in Control of the Company (as defined in the Employment Agreement). All of these obligations shall also apply to any successor of the Company. Executive’s right to indemnification and insurance coverage as described in this Section 7 is conditioned upon his meeting the applicable standards of conduct and otherwise meeting the qualifications for indemnification or coverage, as the case may be, under the terms provided in such arrangements.

8. Agreement Not to Disparage. Executive and the Company agree that neither shall say, write or communicate in any manner anything substantially derogatory about the other, regardless of the truth or falsity of the information; provided, that nothing contained herein is intended to or shall limit Executive’s or the Company’s ability to comply with applicable laws, rules or regulations, to obtain any benefits under any bond and/or insurance policy, or to commence, institute, prosecute or defend any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority. For purposes this Section 8, the “Company” means and includes the Company and its officers, directors, employees, affiliates and representatives.

9. The Company and Executive agree that until January 29, 2007, Executive did not have Good Reason to terminate his employment under the Employment Agreement. The Company and Executive intend for all payments under this Agreement to be either exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or to comply with its requirements. Accordingly, to the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A, and the regulations and rulings thereunder, including any transition rules. The Company and Executive shall take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. To the extent necessary to avoid the imposition of an additional tax under Section 409A, the payment of any deferred compensation payable or deliverable under this Agreement or the Employment Agreement shall be delayed for a period of six months and one day after the Termination Date, and the Company shall pay interest on such delayed payments at the rate of 4.70% per annum; provided, however, Executive’s account in the Company’s Deferred Compensation Plan shall only earn such interest if the Deferred Compensation Plan does not otherwise provide a method for calculating earnings during such six-month period. The Company shall have no liability to Executive for any later determination by taxing authorities that a particular payment or benefit should have been delayed for six months in order to avoid additional taxes under Section 409A, and Executive shall indemnify the Company for any liability the Company may incur based on any claimed failure to report or withhold for Section 409A income resulting from such failure to delay payment.

10. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Agreement shall be settled by arbitration as provided in the Employment Agreement.

11. This Agreement, together with the Employment Agreement and the Release, represents the complete agreement between Executive and the Company concerning the termination of Executive’s employment with the Company and supersedes all prior agreements or understandings, written or oral, other than the Employment Agreement, as hereby modified. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

The parties to this Agreement have executed this Agreement as of the day and year first written above.

HOMEBANC CORP.

By:	/s/ CHARLES W. MCGUIRE
Charles W. McGuire Executive Vice President, General Counsel and Secretary

/s/ N. J. PAUL LOPEZ
DR. PAUL LOPEZ

EXHIBIT B

Release

THIS RELEASE (“Release”) is granted effective as of the 14th day of February, 2007, by Dr. Paul Lopez (“Executive”) in favor of HomeBanc Corp. (the “Company”). This is the Release referred to in that certain Employment Agreement dated as of May 6, 2004 and amended by way of an Amendment to Employment Agreement dated September 27, 2005 by and between the Company and Executive (collectively, the “Employment Agreement”) and the Separation and Release Agreement, to which this Release is attached (the “Separation Agreement”), with respect to which this Release is an integral part.

FOR AND IN CONSIDERATION of the payments and benefits provided by Section 8 of the Employment Agreement and the Company’s other promises and covenants as recited in the Employment Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive, for himself, his successors and assigns, now and forever hereby releases and discharges the Company and all its past and present officers, directors, stockholders, employees, agents, parent corporations, predecessors, subsidiaries, affiliates, estates, successors, assigns, benefit plans, consultants, administrators, and attorneys (hereinafter collectively referred to as “Releasees”) from any and all claims, charges, actions, causes of action, sums of money due, suits, debts, covenants, contracts, agreements, promises, demands or liabilities (hereinafter collectively referred to as “Claims”) whatsoever, in law or in equity, whether known or unknown, which Executive ever had or now has from the beginning of time up to the date this Release (“Release”) is executed, including, but not limited to, claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 (and all of its amendments), the Americans with Disabilities Act, as amended, or any other federal or state statutes, all tort claims, all claims for wrongful employment termination or breach of contract, and any other claims which Executive has, had, or may have against the Releasees on account of or arising out of Executive’s employment with or termination from the Company; provided, however, that nothing contained in this Release shall in any way diminish or impair (i) any rights of Executive to the benefits conferred or referenced in the Employment Agreement or the Separation Agreement, (ii) any vested and accrued rights under the Company’s benefit plans; (iii) any rights to indemnification that may exist from time to time under any Indemnification Agreement between Executive and the Company, or the Company’s certificate of incorporation or bylaws, or Delaware law or the Separation Agreement, or (iv) Executive’s ability to raise an affirmative defense in connection with any lawsuit or other legal claim or charge instituted or asserted by the Company against Executive (collectively, the “Excluded Claims”).

Without limiting the generality of the foregoing, Executive hereby acknowledges and covenants that in consideration for the sums being paid to him, he has knowingly waived any right or opportunity to assert any claim that is in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all remedies arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

Executive specifically acknowledges and agrees that he has knowingly and voluntarily released the Company and all other Releasees from any and all claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., which Executive ever had or now has from the beginning of time up to the date this Release is executed, including but not limited to those claims which are in any way connected with any employment relationship or the termination of any employment relationship which existed between the Company and Executive. Executive further acknowledges and agrees that he has been advised to consult with an attorney prior to executing this Release and that he has been given twenty-one (21) days to consider this Release prior to its execution. Executive also understands that he may revoke this Release at any time within seven (7) days following its execution. Executive understands, however, that this Release shall not become effective and that none of the consideration described above shall be paid to him until the expiration of the seven-day revocation period.

Unless expressly waived by the Company in writing, Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.

Executive acknowledges that the terms of this Release must be kept confidential. Accordingly, Executive agrees not to disclose or publish to any person or entity the terms and conditions or sums being paid in connection with this Release, except as required by law, as necessary to prepare tax returns, as necessary to enforce the Excluded Claims, or consistent with public disclosures made by the Company.

It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

This Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider this Release and that he has not been pressured or in any way coerced into executing this Release.

Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven-day revocation period and that he will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release. Executive further acknowledges and agrees that, with the exception of an action to challenge his waiver of claims under the ADEA, he shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim which is covered by the terms of the release contained herein, without first repaying all monies paid to him under Section 8 of the Employment Agreement. Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim which is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

This document, together with the Employment Agreement and the Separation Agreement, represents the complete agreement between Executive and the Company concerning the termination of Executive’s employment with the Company and the Executive’s release of claims and supersedes any and all previous agreements or contracts, other than the Employment Agreement, as hereby modified, and the Separation Agreement.

IN WITNESS WHEREOF, the undersigned acknowledges that he has read these three pages and he sets his hand and seal this 14th day of February, 2007.

/s/ N. J. PAUL LOPEZ
Dr. Paul Lopez

Sworn to and subscribed before me this 14th day of February, 2007.

/s/ DEBORAH S. RODGERS
Notary Public

My Commission Expires: